Exhibit 2.1
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                            ASSET PURCHASE AGREEMENT
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     This Asset Purchase  Agreement  ("Agreement"),  dated February 20, 1998, is entered into by and among Smithway Motor Xpress, Inc., an Iowa corporation ("Smithway"); East West Motor Express, Inc., a South Dakota corporation (the "Company"); and Darwyn and David Stebbins, individual residents of Rapid City, South Dakota and the Company's two shareholders, (individually, a "Shareholder" and together the "Shareholders").

                                    RECITALS

       1. Shareholders and the Company desire to convey the Transferred Assets to Smithway and Smithway desires to acquire the Transferred Assets and assume certain obligations of the Company.

       2. The parties propose to reduce to written form their agreement as to the terms and conditions which shall govern the transaction contemplated herein.


        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, and warranties herein contained, and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1
                                   Definitions

        In addition to the capitalized terms defined elsewhere herein, the following terms, when capitalized, shall have the meanings ascribed to them below:

       1.1 "Assigned Equipment Financing" means the lending documents and obligations thereunder relating to the Tractors, Trailers, and other vehicles set forth on attached Schedule 1.1, which shall be assigned to and assumed by Smithway under Section 2.5 hereof.

       1.2 "Assignment and Assumption Agreement" means the agreement to be executed by the Company and Smithway pursuant to Section 2.5, in substantially the form attached as Exhibit A.

       1.3 "Assumed Liabilities" means the obligations of the Company (a) under the Assigned Equipment Financing in the aggregate amounts set forth in the payoff letters relating to all of such financing and set forth on Schedule 1.3;
(b) under certain Equipment Master Leases between the Company and Trans Lease, Inc. for certain Highway Master units; and (c) for vacation and sick leave owed or accrued for the Company's employees.



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       1.4 "Benefit Plans" means all contracts,  plans, arrangements,  policies, and understandings providing for any compensation or benefit (as set forth on Schedule 1.4) other than base wages or salaries that are maintained by the Company or affect its employees or independent contractors, regardless of whether defined as an "employee benefit plan" under ERISA or subject to any provision of ERISA, including, without limitation: all pension, profit-sharing, retirement, thrift, 401(K), and other similar plans and arrangements (defined benefit and defined contribution); all health and welfare, disability, insurance (including self-insurance), workers' compensation, supplemental unemployment, severance, vacation, and similar plans and arrangements; and all bonus, stock option, incentive compensation, stock appreciation rights, phantom stock, overtime guaranty, employment contract, employee handbook, and other similar plan or arrangement.

       1.5 "Business" means the Company's business of providing transportation of freight.

       1.6 "Drivers" means the employee and independent contractor truck drivers that operate tractors in the Business.

       1.7 "Excluded Assets" means all of the Company's assets other than the Transferred Assets, including but not limited to current assets, accounts receivable, and escrows set forth on the Company's balance sheet at Closing, together with the Retained Vehicles.

       1.8 "Excluded Liabilities" means every liability of every kind and character whatsoever other than the Assumed Liabilities.

       1.9  "Goodwill Amount" has the meaning ascribed in Section 2.2(d).

       1.10 "Inventory" means the assets set forth as inventory on the Company's balance sheet as of the date of Closing.

       1.11 "Judgment" means any judgment, order, writ, injunction, decree, or award of any federal, state, or provincial court, or governmental agency.

       1.12 "Law" means any federal, state, or local constitution, law, ordinance, or governmental order, rule, or regulation (including, without limitation, those relating to environmental, energy, safety, health, zoning, antidiscrimination, antitrust, and wage and hour matters).

       1.13 "Lien" means any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, right, condition, restriction, or other encumbrance or defect of title of any nature whatsoever (including, without limitation, any assessment, charge, or other type of notice which is levied or given by any governmental authority and for which a lien could be filed).

       1.14 "Miscellaneous Equipment" means (i) each set of "headache racks," tarps, tie-downs, chains, tool boxes, any safety equipment, spare tires, and all other items associated with each Tractor and Trailer; (ii) shop and office equipment; (iii) forklifts; (iv) Highway Master mobile communications terminals; and (v) all other assets set forth on the Company's balance

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sheet under "property and equipment"at  Closing except  organizational costs and the Retained Vehicles.

       1.15 "Prepaid Assets" means the prepaid assets of the Company appearing on the Company's balance sheet as of the date of Closing that are identified as usable by Smithway and shall include the Company's 1998 decals, 1998 bingo stamps, 1998 IRP license fees, or highway use tax (collectively, the "Licenses").

       1.16 "Permits" means all permits, licenses, franchises, and other approvals required by Law.

       1.17 "Proceeding" means any litigation, arbitration, investigation, proceeding, notice of violation, order, claim, citation, complaint, review, or penalty assessment, in each case whether formal or informal, administrative, civil, or criminal, at law or in equity.

       1.18 "Property" shall mean the approximately 12.5 acres of real estate and any and all improvements thereon presently owned by D & D Investments L.L.C., of which each Shareholder is a 50% member, and comprised of an office building, maintenance shop, and yard, where the Company has been conducting the Business, as more fully described in the real estate purchase agreement attached hereto as Exhibit B ("Purchase Agreement").

       1.19 "Retained Vehicles" means the 1997 Tahoe and 1994 Ford King Cab Pick-up owned by the Company and used by David and Darwyn, respectively.

       1.20 "Taxes" means all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments, or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign).

       1.21 "Tractors" means the owned tractors identified on Schedule 1.21, which include all tractors reflected on the Company's balance sheet as of the date of Closing.

       1.22 "Trailers" means the owned semi-trailers identified on Schedule 1.22, which includes all trailers reflected on the Company's balance sheet as of the date of Closing.

       1.23 "Transferred Assets" means the Trailers, Tractors, Miscellaneous Equipment, Inventory, and Prepaid Assets, as well as the name "East West Motor Express," all telephone and fax numbers, employee and Driver files, tariffs, logs, equipment maintenance files, extended warranty agreements, customer files, rights under contracts included in the Assumed Liabilities, rights of the Company to receive Tractors and Trailers on order and rebates (as more specifically set forth in Section 5.8), business records, and goodwill associated with the Business.


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                                    ARTICLE 2
                         Purchase, Sale, and Employment

       2.1 Purchase and Sale. As hereinafter provided, Smithway shall purchase, acquire, and assume from the Company, and the Company shall sell, assign, and transfer to Smithway, all right, title, and interest in and to the Transferred Assets for the consideration specified in this Article 2.

     2.2 Purchase Price Calculation. The Purchase Price for the Transferred Assets shall be an amount equal to the sum of the amounts set forth in paragraphs 2.2(a) - (g) as follows:

               (a) Seven Million Five Hundred Thousand Dollars ($7,500,000), representing the price for the Tractors, Trailers, and Miscellaneous Equipment; plus (b) The net book value of the Prepaid Assets at Closing; plus

               (c)    The net book value of Inventory at Closing; plus

               (d) The amount paid for the goodwill relating to the Business (the "Goodwill Amount"), which shall be equal to Two Million Two Hundred Twenty-Nine Thousand Dollars ($2,229,000) plus two percent (2%) of the amount by which gross revenue generated by trucks based at the Black Hawk terminal exceeds $31,340,000 during calendar year 1998; minus

               (e) The dollar amount of the Assigned Equipment Financing assumed or paid off by Smithway at Closing; minus

               (f) The dollar amount of accrued vacation and sick leave liability on the Company's balance sheet at Closing, which Smithway agrees to assume and provide to employees; minus

               (g) $39,638, representing the depreciated book value of the Retained Vehicles.

       2.3 Payment of Purchase Price. In exchange for the Transferred Assets, Smithway shall pay the Purchase Price as follows:

               (a) At Closing, Smithway shall pay the Purchase Price, other than the Goodwill Amount, to the Company in cash by check or wire transfer of immediately available funds.

               (b) At Closing, Smithway also shall pay $975,000 of the Goodwill Amount to the Company in cash by check or wire transfer of immediately available funds.

               (c) Smithway shall pay the remainder of the Goodwill Amount to the Shareholders as follows:


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                      (i) On each of June 30, 1998, September 30, 1998, December
               31, 1998, and March 31, 1999, Smithway shall deliver a check in the amount of $156,750;

                      (ii) On  each  of  June  30,  1999,  September  30,  1999,
               December 31, 1999, and March 31, 2000, Smithway shall deliver a check in the amount of one-half of one percent (.5%) of calendar year 1998 gross revenue generated from trucks based at the Black Hawk terminal; notwithstanding the foregoing, the minimum quarterly payment shall be $156,750.

     2.4 Property Purchase. At Closing, Smithway shall purchase the Property from the Shareholders pursuant to the Purchase Agreement.

     2.5 Assumed Liabilities. At Closing, Smithway shall assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement. Smithway shall use its best effort to ensure the Shareholders are released as guarantors under the Assumed Liabilities.

     2.6 Excluded Assets and Liabilities. Smithway is not purchasing, and the Company shall retain, the Excluded Assets. Smithway is not assuming and shall not be deemed to have assumed, any liabilities or obligations of the Company of any kind or nature whatsoever, except for the Assumed Liabilities. The Company shall remain responsible for all Excluded Liabilities.

     2.7 Allocation of Purchase Price. The parties agree to allocate the Purchase Price and all other costs that are capable of being capitalized among the Transferred Assets for tax purposes in accordance with the allocation schedule attached hereto as Schedule 2.7.

                                    ARTICLE 3
                            Closing and Post-Closing

     3.1 Closing Meeting. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at 5:00 p.m., February 27, 1998, at the office of Smithway, or at such other time and place as the parties may mutually agree.

     3.2 Closing Deliveries. At the Closing, the parties shall deliver to each other the various instruments, certificates, and documents as required under this Agreement, and take the other actions specified herein. With respect to the titles to all of the Tractors and Trailers (the "Titles"), the Company shall deliver such Titles, free and clear of all Liens and duly endorsed for transfer, to Smithway. The foregoing notwithstanding, in lieu of delivering Titles for Tractors and Trailers, securing the Assigned Equipment Financing that are held by the respective lenders, the Company may deliver executed payoff letters from such lenders in a form acceptable to Smithway stating that, upon receipt of the payoff amount referenced therein, they shall deliver the applicable Titles to Smithway, together with an appropriate lien release, and that no other liens are noted on such Titles.

     3.3 Effect of Closing. Effective at the conclusion of the Closing, Smithway shall become the owner of all Transferred Assets, and shall have assumed the Assumed Liabilities. As
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to any loads that have been  dispatched  by the Company  using the  Tractors and
Trailers prior to the conclusion of the Closing but not yet delivered ("Loads In-Transit") Smithway shall trip-lease the applicable Tractors and Trailers back to the Company pursuant to a trip-lease agreement in substantially the form attached as Exhibit C. The Company shall bill and receive all revenue from all Loads In-Transit and shall pay all expenses relating to Loads In-Transit. In addition, the Company shall insure and be responsible for all Losses arising out of its use of Transferred Assets in delivering Loads In-Transit until such time as the final delivery stop has been made, and all cargo is unloaded.

     3.4 Determination of Closing Values; Adjustment.

               (a) The parties recognize that the net book values of Inventory and Prepaid Assets and the amount of accrued and owed vacation and sick leave determined as of the date of Closing may not be available at Closing. To the extent any such amounts are not available as of the date of Closing, in calculating the Purchase Price for Closing, the parties shall use the applicable amounts at the most recent available date.

               (b) As soon as reasonably practicable following the Closing, and prior to June 30, 1998, the parties shall conduct an inventory or other assessment of the Inventory and Prepaid Assets and the accrued vacation and sick leave and shall derive adjusted amounts for such items. If the adjusted amounts result in an increase in the Purchase Price, Smithway shall promptly pay the amount of the increase to the Company. If the adjusted amounts result in a decrease in the Purchase Price, the Company shall promptly pay the amount of the decrease to Smithway.

     3.5 Transitional Expense Reimbursement. Smithway shall reimburse Company for transitional expenses incurred by the Company for fuel, driver expenses advanced, payroll, settlements with owner/operators, Transferred Asset maintenance expenses and other expenses incurred after the Closing for the benefit of Smithway; provided, however, such transitional expenses are incurred at the direction of or with the consent of Smithway. Upon incurring any such expense, Company shall present evidence of the expense to Smithway. In no event shall a transitional expense be reimbursed if incurred by Company after April 30, 1998.

                                           ARTICLE 4
                                Representations and Warranties

     4.1 General Statement. The parties hereto make the representations and warranties to each other as set forth in this Article 4. The survival of all such representations and warranties shall be in accordance with Section 8.3 hereof. All representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules attached hereto (the "Schedules"). Copies of all documents referenced in the Schedules shall be attached thereto or delivered separately.

     4.2 Representations and Warranties of Smithway. Smithway represents and warrants to the Company and the Shareholders, as of the date hereof and as of the Closing, as follows:
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               (a) Corporate Status. Smithway is a corporation,  duly organized, validly existing, and in good standing under the laws of the State of Iowa with all requisite power and authority to carry on its respective business. Smithway is a wholly owned subsidiary of Smithway Motor Xpress Corp. ("SMXC"), a publicly traded corporation listed on the Nasdaq National Market System.

               (b) Authority; Validity. Smithway has full right, power, and authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and any other contract or agreement contemplated hereunder by Smithway and the consummation and performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by Smithway and constitutes a legal, valid, and binding obligation enforceable against Smithway in accordance with its terms.

               (c) Noncontravention; Consents. The execution and delivery of this Agreement (and every other contract or agreement contemplated hereby) by Smithway does not, and the performance of this Agreement (and every other contract or agreement contemplated hereby) by Smithway will not, violate, conflict with, or result in the breach of any term, condition, or provision of: (i) any existing Law to which it is subject,
        (ii) any Judgment which is applicable, (iii) the articles of incorporation or other charter documents or bylaws of Smithway, or (iv) any contract to which Smithway is a party or by which Smithway is otherwise bound. No authorization, approval, or consent of, and no registration, filing, or notice to, any governmental authority or any other party to any contract is required in connection with the execution, delivery, and performance of this Agreement by Smithway.

     4.3 Representations and Warranties of the Company and Shareholders. Shareholders and the Company, jointly and severally, represent and warrant to Smithway, as of the date hereof and as of the Closing as follows:

               (a) Corporate Status. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of South Dakota, with all requisite power and authority to carry on its business. The Company conducts its business only under its own name and has no subsidiaries and no entities affiliated through common ownership or otherwise that conduct any business related to that conducted by the Company.

               (b) Authority; Validity. The Company has full right, power, and authority to execute and deliver this Agreement, and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation and performance by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes the legal, valid, and binding obligation of each, enforceable against each in accordance with its terms.

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               (c)  Noncontravention;  Consents.  The  execution and delivery of this  Agreement  (and every  other  contract or  agreement  contemplated
        hereby)  by  the  Company  and  the  Shareholders   does  not,  and  the
        performance of this Agreement (and every other contract or agreement contemplated hereby) by the Company and the Shareholders will not, violate, conflict with, or result in the breach of any term, condition, or provision of: (i) any existing Law to which the Company or either Shareholder is subject; (ii) any Judgment which is applicable to the Company or either Shareholder; (iii) the articles of incorporation or other charter documents or bylaws of the Company; or (iv) any contract to which the Company or either Shareholder is a party or by which any is otherwise bound. No authorization, approval, or consent of, and no registration, filing, or notice to any governmental authority or other party to any contract is required in connection with the execution,
        delivery,   and  performance  of  this  Agreement  by  the  Company  and
        Shareholders.

               (d) Financial Statements. The Company and the Shareholders have delivered to Smithway the annual, audited financial statements of the Company as of December 31, 1997, 1996, and 1995 together with the unaudited financial statements as of and for the period ended January 31, 1998 (collectively, the "Historical Financial Statements"). The Historical Financial Statements, including all balance sheets and statements of income, cash flows, and retained earnings, and all notes thereto, have been prepared in accordance with GAAP, present fairly the financial condition and results of operations of the Company for all periods reflected therein, are correct and complete, and are consistent with the books and records of the Company, which books and records are correct and complete.

               (e) Absence of Changes or Events. Except as disclosed on Schedule 4.3(e)., since December 31, 1997 the Company has not: (i) sold, assigned, or transferred or agreed to sell, assign, or transfer any of the Transferred Assets or any interest therein;

                      (ii) created, incurred, assumed, or guaranteed any indebtedness for money borrowed or any other indebtedness or obligation of any nature (absolute or contingent), that involves the mortgage, pledge, or placement of any Lien on any of the Transferred Assets, or agreed to do any of the foregoing;

                      (iii) granted, entered into, or agreed to grant or enter into any agreement or policy with any Driver or other employee that grants severance or termination pay, increases compensation, increases benefits under any current Benefit Plan, or creates any continuing employment relationship;

                      (iv) experienced any labor unrest or union organizing activity;

                      (v) suffered any material  adverse change in its Business,
               other  than  such  changes  as  affect  all  truckload   carriers
               generally;

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                      (vi)  amended,  terminated,  or entered into any agreement relating to the Transferred Assets; or

                      (vii) suffered any damage,  destruction,  or loss, whether or not covered by insurance, which would have a material adverse affect on the Business or the Transferred Assets.

               (f)    Title and Condition of Assets.

                      (i) The Company has good and valid title to the Transferred Assets, in each case, free and clear of all Liens, except Liens disclosed on Schedule 4.3.(f)(i) The Company is the lessee under a lease with Highway Master, Inc. and no party other than Highway Master, Inc. has any other interest in or Lien on such lease. The Company is the borrower under the Assigned Equipment Financing and no other party other than the respective lender thereunder has any other interest in or Lien on the Assigned Equipment Financing. Except as disclosed on Schedule 4.3.(f)(i), there are no agreements or similar understanding that limit sale of the Property or the purpose for which the Property may be used;

                      (ii) The  Miscellaneous  Equipment  are in good repair and condition and adequate for the ordinary course of operation of the Company's business as presently conducted.

                      (iii) All Tractors,  Trailers, and Personal Equipment,  as
               hereinafter defined, are in good operating condition and repair and meet all U.S. Department of Transportation ("DOT") requirements. There are no late fees, penalties, or other amounts owing under the Assigned Equipment Financing, other than any current monthly payment that is not yet due. The Assigned Equipment Financing may be prepaid without penalty at any time. All Tractors, Trailers and Personal Equipment have at least 50% wear remaining on all tires and brakes and no body damage in excess of $250 per unit, and all Tractors and Personal Equipment have (a) no seat tears or broken or cracked glass, (b) all air conditioners and heaters in good repair and condition, and (c) tire chains and all required safety equipment.

                      (iv)   All Inventory is usable and not obsolete.

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               (g)    Tax Matters.  With respect to Taxes:

                      (i) The Company and the  Shareholders  have filed,  within the time and in the manner prescribed by Law, all returns, declarations, reports, estimates, information returns, and statements (the "Returns") required to be filed by them, including all such Returns with respect to the Business and the Transferred Assets, and all such Returns are true, correct, and complete in all material respects. The Company and Shareholders have within the time and in the manner prescribed by Law, paid and hereafter will continue, within the time and in the manner prescribed by Law, to pay all Taxes that relate to the Business and the Transferred Assets for periods prior to Closing. There are no Liens for Taxes upon the Transferred Assets.

                      (ii) Except for the audit for the 1995 tax year, for which a closure letter has not been received, the Company and the Shareholders have not received notice of, nor is either under audit by any tax authority, nor has a deficiency for any Taxes been proposed, asserted, or assessed against them. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Tax or Return that have been given by the Company or Shareholders.

                      (iii) The Company and the  Shareholders  have  complied in all respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

               (h) Litigation. Except as set forth in Schedule 4.3.(h), there is no action, suit, or Proceeding pending or threatened against the Company, the Business, or the Transferred Assets.

               (i) Insurance. The Company maintains such insurance coverage on the Transferred Assets, its Business, Drivers, and employees, which insurance covers liabilities and risks prudently insured against by similar businesses, and the Tractors and Trailers which complies in all respects with the Assigned Equipment Financing. All such insurance policies will be maintained through Closing.

               (j) Contracts and Commitments. Except for contracts with independent contractor Drivers that relate to the provision of equipment by such Drivers, Schedule 4.3(j) contains a complete list and description of all contracts, involving, directly or indirectly, the Business or the Transferred Assets, including any financing arrangement involving the Tractors, Trailers, or independent contractor Drivers. Except as otherwise described, each contract disclosed pursuant to this
        Section 4.3.(j) is a valid and binding agreement of the parties thereto, is in full force and effect, and no party thereto is in material breach thereunder. Contracts with customers are not required to be listed on

        Schedule 4.3(j), and no representation is made as to the assignability of any such customer contract.

               (k)    Drivers; Employees.

                      (i) The Company is not a party to any collective bargaining agreement relating to its employees, including employee Drivers, nor does any such agreement determine the terms and conditions of employment of any such employee or employee Driver. In the past five years there has not been any labor unrest or union organizing activity involving the Company.

                      (ii) The Company is not a party to an employment  contract with any employee, and there are no agreements, plans, or policies that would give rise to any severance, termination, change-in-control, or other similar payment to employees or independent contractors of the Company as a result of the consummation of this Agreement.

                      (iii) Schedule 4.3.(k)(iii) identifies each of the Company's Benefit Plans, copies of which, amended to date, have been furnished to Smithway. No Benefit Plan is a multi-employer or a defined benefit plan, and neither the Company nor any predecessor or affiliate has ever been a party to or sponsored a multi-employer or defined benefit plan. The Company and all
               Benefit Plan fiduciaries have fully complied with their obligations with respect to all Benefit Plans; there has been no prohibited transaction with respect to any Benefit Plan; each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified; each trust created under any Benefit Plan is exempt from tax under Section 501(a) of the Code and has been exempt from tax from creation; and the Company has received determination letters from the Internal Revenue Service for each such Benefit Plan. Each Benefit Plan has been maintained in compliance with its terms and all applicable Laws. All payments and contributions due or accrued under each Benefit Plan, determined in accordance with such plans and prior funding and accrual practices, have been paid, including a Company contribution of $ 25,144.09 during 1997 to the 401(k) plan. The "plan year" of each Benefit Plan is the calendar year. The Company has no current or projected liability with respect to post-employment or post-retirement welfare benefits for former or retired employees.

                      (iv) The Company maintains files on all Drivers,  and each
               Driver and file meets all DOT requirements.

               (l) WARN Act Notice and Liability. The facility located in Black Hawk, South Dakota is the Company's only employment site. The Company has taken no action in respect to employees of the Company that would require notice or create liability under the Worker Adjustment and Retraining Notification Act ("WARN Act"), or any state counterpart.

               (m) Compliance With Laws; Permits. The Company has owned, leased, and used all of its properties and assets (including the Transferred Assets), and has conducted its Business, in compliance in all respects with all applicable Laws. Neither the Company nor either Shareholder has been charged with any violation of Law. No Proceeding is pending or threatened by any governmental authority with respect to any violation of Law by the Company or either Shareholder. No Judgment is unsatisfied against the Company or either Shareholder, and the Company is not subject to any stipulation, order, consent, or decree arising from an action before any governmental authority. The Company possesses all permits, licenses, franchises, and other approvals of governmental authorities (collectively, "Permits") required to operate its business, such Permits are in full force and effect, any applications for renewal have been duly filed on a timely basis, no Proceeding is pending or threatened to revoke or limit any Permit, and the Company is operating in compliance with all Permits.

               (n)    Environment, Health, and Safety.

                      (i) The Company and any  predecessors  and affiliates have complied with all Laws concerning pollution or protection of the environment, all Laws concerning public health and safety, and all Laws concerning employee health and safety, including Laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws"), and no action, suit, Proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company and any predecessors and affiliates have obtained and been in compliance with all of the terms and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

                      (ii) The Company does not have any liability  (and neither the Company nor any predecessor or affiliate has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law.

                      (iii) All properties and equipment used in the Business of the Company and any predecessors and affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and other extremely hazardous substances as defined by Law.

                      (iv) Any fuel storage tanks located at properties owned or used by the Company in its Business, including the Property, comply in all respects with applicable Laws, do not leak, are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner permitting the Company to take advantage of any state liability limitation, insurance, or similar program relating to fuel storage tanks, and such tanks are not scheduled for removal in the next five years.

               (o) No Untrue Statement or Omissions of Material Fact. The representations, warranties, and covenants contained in this Agreement and the Schedules and exhibits hereto and in any document delivered in connection herewith, appended to this Agreement, do not contain any untrue statement of a material fact and do not omit to state any fact necessary to make any statement herein or therein not misleading or necessary to a correct presentation of all material aspects of the Business, the Transferred Assets, and the matters contemplated under this Agreement.


                                    ARTICLE 5
                            Covenants and Agreements

     5.1 Conduct of Business  Pending the  Closing.  From the date hereof to the
Closing:

               (a) The Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel method of purchase, sale, lease, management, accounting, or operation, and the Company and the
        Shareholders will use their best efforts to preserve the assets, goodwill, and value of the Company's business, including keeping the Company's present management intact, keeping available the Company's present employees and independent contractors, and preserving the present relationships with its suppliers and customers and others having business relations with it.

               (b) The Company and the Shareholders shall not, without the prior written consent of Smithway take, or permit to be taken, any action which would render untrue any representation or warranty contained in
        Section 4.3.

               (c) The Company and Shareholders agree not to solicit or respond to competing bids or to conduct negotiations with any other party following execution of this Agreement, until March 31, 1998.

       5.2 Access. The Company shall give the officers, employees, counsel, accountants, and other authorized representatives of Smithway free and full access to and the right to inspect, during normal business hours or other agreeable times upon advance notice, all of the premises, properties, assets, records, contracts, and other documents relating to the Business and shall permit them to consult with the Company's officers, employees, accountants, counsel, agents, customers, and other persons having business dealings with the Company or knowledge of its business, operations, assets, liabilities, actual or potential litigation and claims, properties, and prospects; provided, that such investigation shall not unreasonably interfere with the Business. Furthermore, the Company shall promptly provide to Smithway (and their representatives) all such reports, surveys, documents, and copies of documents, records, and information with respect to the Business and copies of any working papers relating thereto as they shall from time to time reasonably request.

       5.3 Publicity and Filings. The parties agree that Smithway shall be authorized to issue such press releases or file such documents with the Securities and Exchange Commission, Nasdaq, and other agencies as recommended by Smithway's counsel. The parties acknowledge that Smithway shall announce the existence of this Agreement only after all parties hereto have executed this Agreement, or as it otherwise deems necessary to comply with its obligations under the federal and state securities laws and Nasdaq rules and regulations.

     5.4 Equipment Registration. The Company shall not renew the licenses or registrations of, or purchase new license plates for, any of the Tractors or Trailers or any new tractors or trailers on order for delivery between the date hereof and the Closing.

       5.5     Non-competition.

               (a) The parties have negotiated the non-competition provisions of this Agreement as an integral part of the transaction. The Company and the Shareholders acknowledge that Smithway is willing to pay the Purchase Price and proceed with the transaction because of the Company's customer relationships, growth potential, and other prospects, and that such prospects would be severely and irreparably harmed by competition from the Company and the Shareholders. The Company and the Shareholders further acknowledge that Smithway would not have entered into this Agreement without the non-competition provisions contained herein. The Company and the Shareholders willingly agree to the non-competition provisions of Section 5.5 hereof as consideration for the Purchase Price and agree that the non-competition provisions are reasonable and are necessary to induce Smithway to enter into this Agreement.

               (b) From and after the later of the termination of their employment by Smithway or the Closing, for a period of five years, the Company and the Shareholders agree that they will not, directly or indirectly,

                      (i) except in the course of the  Shareholders'  employment by Smithway, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any Competitive Business that engages in business in the United States;

                      (ii) whether for their own account or for the account of any other person, at any time after the Closing solicit business of the same or similar type being carried on by the Company or Smithway, from any person that is or was a customer of the Company or Smithway;

                      (iii) whether for their own account or the account of any other person at any time after Closing solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or owner-operator of the Company or Smithway or in any manner induce or attempt to induce any employee or owner-operator of the Company or Smithway to terminate his or her employment or contract with Smithway; or at any time interfere with Smithway's relationship with any person, including any person who at any time was an employee, contractor, supplier, or customer of the Company or Smithway; or

                      (iv) at any time after Closing,  disparage Smithway or any of its shareholders, directors, officers, employees, or agents.

               (c) For purposes of this Agreement, "Competitive Business" shall mean the interstate and/or intrastate transportation of freight, including truckload and less-than-truckload carriage, intermodal service, and brokerage, logistics, agent, consolidation, or other freight-related operations. Competitive Business shall include, but not be limited to, dry van, temperature-controlled van, and flatbed operations. The foregoing notwithstanding, (1) the Shareholders and the Company shall be entitled to operate up to an aggregate of five (5) trucks in the bulk transport of commodities in trailers other than flatbeds or vans and (2) David Stebbins shall be entitled, upon prior written consent of William G. Smith or G. Larry Owens, to provide consulting services to a Competitive Business. The services provided by David Stebbins shall be on the terms specified in the written consent of Mr. Smith or Mr. Owens.

               (d) If any covenant in Section 5.5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Company and the Shareholders.

               (e) The Company and the Shareholders acknowledge that the injury that would be suffered by Smithway as a result of a breach of the provisions of this Section 5.5 would be irreparable and that even the award of monetary damages for such breach would be an inadequate remedy. Consequently, Smithway shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Smithway shall not be obligated to post bond or other security in seeking such relief. Without limiting Smithway's rights under this Section 5.5 or any other remedies of Smithway, if any of the Company or the Shareholders breaches any of the provisions of
        Section 5.5, Smithway will have the right to cease making further payments on the Goodwill Amount otherwise due to them.

        5.6 Operation in Ordinary Course. From and after the Closing until May 31, 1998, to the extent consistent with sound operating practices and Smithway's employment policies, Smithway shall use its best efforts to operate the Business in substantially the same manner and with substantially the same employees as operated by the Company prior to Closing. It is understood that employee benefits shall be as offered to other Smithway employees, computer systems may be integrated, and insurance, financing, and other purchased items may be purchased according to Smithway's practices and buying power.

       5.7 Name Change. Prior to the Closing (if requested by Smithway) or in any event within five (5) days after the Closing, the Company shall change its corporate name to a name that does not include the words "East West" (unless approved by Smithway) or "trucking", "transport", "transportation", "motor", "freight", "cargo", "express", "xpress", or any similar word connoting the trucking business.

       5.8     Equipment on Order; Rebates.

               (a) The Company currently has an order with the equipment manufacturer for twenty (20) Peterbilt tractors, which may be accepted, canceled, or changed. The Company hereby assigns its right to those tractors to Smithway and authorizes Smithway to deal with the manufacturer in canceling, accepting, changing specifications, or otherwise managing the order. Smithway hereby agrees to pay for any of such tractors it accepts and indemnify the Company against any liability that it may have with respect to such tractors. The foregoing notwithstanding, if the Closing does not occur, the right to receive such tractors (if not canceled) and the responsibility for all obligations shall automatically revert to the Company, and in such event the Company shall indemnify Smithway against any liability in respect of such tractors. If such tractors are delivered to Smithway and the Closing does not occur, Smithway shall transfer such tractors to the Company and the Company shall pay Smithway the original cost plus all other costs incurred by Smithway.

               (b) The Company has ready for delivery from the respective dealers three (3) Kenworth tractors, including one four-axle tractor; and ten (10) Wabash 53-foot dry van trailers. Smithway shall purchase and take delivery of such tractors and trailers in its name or the name of its designee. If the Closing does not occur, Smithway shall transfer such tractors and trailers to the Company and the Company shall pay Smithway for the original cost plus any other costs incurred by Smithway.

               (c) All rebates, purchase incentives, and like amounts from equipment and component manufacturers and dealers that relate to tractors and trailers covered by this Section 5.8 shall be payable to Smithway and turned over to Smithway if received by or for the benefit of the Company, the Shareholders, or any affiliate.

       5.9 Personal Equipment. The Company and the Shareholders shall cause Darrell Kalina, Edward Kalina, Gene Langlee, Larry Sonn, Wade Stebbins, and Ray Koster (the "Personal Equipment Owners") to convey titles to their respective tractors and trailers listed on Schedule 5.9 (the "Personal Equipment") for the prices indicated thereon to the Company pursuant to Bills of Sale executed by each in substantially the form attached as Exhibit D-1 through D-6 (each, a "Bill of Sale") at Closing.

       5.10 Shareholders Employment. From and after the Closing, Smithway agrees to employ the Shareholders at their current salary rate of $78,000 annually, plus benefits provided other Smithway employees, until December 31, 1998, and the Shareholders agree to provide transition services if and as requested by Smithway. Such salary shall be payable by Smithway on the same frequency as wage payments made to other employees. During the term of their respective employment by Smithway, Smithway shall pay all fuel, insurance, and maintenance costs on the Retained Vehicles (or any replacement) that are incurred in the scope of the respective Shareholders employment by Smithway.

     5.11 Koster Employment. Smithway shall offer Ray Koster employment at a salary of $3,000 monthly plus benefits provided other Smithway employees.

       5.12 Owner-Operators. From and after the Closing, the Company shall serve as a "fleet operator" of all independent contractors serving as owner-operators of tractors and/or trailers to the Company as of Closing in accordance with the Fleet Operator Agreement attached as Exhibit E (the "Fleet Operator Agreement").

        5.13 Workers' Compensation Refund. As soon as practicable following Closing, Smithway shall take whatever steps are necessary to (a) transfer all employees of the Company to Smithway employees and (b) verify the same with the South Dakota department or agency overseeing the workers' compensation refund being retained by the Company.

        5.14 Collection of Excluded Liabilities. Smithway shall use its best efforts to assist the Company and the Shareholders in collecting receivables owing the Company from employee and owner-operators, including, deducting principal and interest from amounts paid such employees and owner-operators; provided, written authorization for Smithway to make such deductions is delivered to Smithway. Such receivables are Excluded Liabilities and Smithway is not assuming such liabilities or obligations.

                                    ARTICLE 6
                              Conditions to Closing

       6.1 Conditions Precedent to the Obligations of Smithway. The obligation of Smithway to consummate this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by Smithway, in whole or in part) at or prior to the Closing Date:

               (a) Representations and Warranties True as of Closing Date. The representations and warranties of the Company and the Shareholders contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made as of such date.

               (b) Compliance with this Agreement. The Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by them under this Agreement. Each of the documents required to be delivered hereunder and each of the covenants and obligations hereunder must have been performed and complied with in all respects.

               (c) No Bar to Consummation of Transaction. There shall not exist any injunction or decree by any federal, state, or provincial court which prevents the consummation of this Agreement and there shall have not been enacted any statute or regulation which would prevent the consummation of this Agreement. All governmental consents and approvals required for this Agreement shall have been obtained.

               (d)  Bring-Down  Certificate.  The Company  and the  Shareholders
        shall have delivered to Smithway a duly signed certificate in substantially the form attached as Exhibit F-1 to the effect that each of the conditions in Sections 6.1(a)-(c) has been satisfied in all respects.

               (e) Opinion of Counsel. Counsel for the Company and the Shareholders shall have delivered to Smithway its written opinion, dated as of the Closing Date, substantially in the form attached as Exhibit G-1 hereto.

               (f) Other Agreements. The Company and the Shareholders, as appropriate, shall have executed and delivered, or caused the appropriate entity to execute and deliver, the Purchase Agreement, the Trip Lease Agreement, the Assignment and Assumption Agreement, the Fleet Operator Agreement, the Bill of Sale for the Transferred Assets in substantially the form attached as Exhibit H, the Lease Agreement attached as Exhibit I (the "Lease Agreement"), the Equipment Lease attached as Exhibit J (the "Equipment Lease") and, such other documents of transfer reasonably requested by Smithway, and each other document required to be executed in connection with this Agreement.

               (g) Adverse Change. There shall not have been any materially adverse change in the Company's business or the condition of its assets.

               (h) Completion of Due Diligence. Smithway shall have completed its due diligence investigation of the business, assets, and liabilities of the Company, and shall be satisfied, in its reasonable discretion, with the results of such investigation.

               (i) Titles. The Company shall have delivered (to the Agent or Smithway, as appropriate) titles covering all Tractors, Trailers, and vehicles included in the Miscellaneous Equipment free and clear of all Liens other than Assigned Equipment Financing and duly endorsed for transfer to Smithway or its designee; provided, that as to any Tractors, Trailers, or Miscellaneous Equipment covered by Assigned Equipment Financing which titles are held by the respective lenders, the Company may deliver executed payoff letters in a form satisfactory to Smithway indicating that the titles will be delivered to Smithway or its designee, free of any Liens indicated thereon, immediately upon receipt of the payoff amount.

               (j) Board Approval. Smithway shall have received the approval of the terms and conditions of this Agreement from the Board of Directors of SMXC.

               (k) Audit. Smithway shall have received a copy of the audited financial statements of the Company, together with the unqualified opinion of the Company's auditors, and such audit shall disclose information satisfactory to Smithway.

               (l) Personal Equipment. Each of the Personal Equipment Owners shall have executed and delivered his respective Bill of Sale covering the Personal Equipment owned by such person, and delivered titles to such Personal Equipment free and clear of all Liens and duly endorsed for transfer to Smithway or its designee.

       6.2 Conditions Precedent to the Obligation of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate this Agreement are subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by the Company and the Shareholders, in whole or in part) at or prior to the Closing:

               (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Smithway contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made as of such date.

               (b) Compliance with Agreement. Smithway shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by it under this Agreement.

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               (c) No Bar to Consummation of Transaction.  There shall not exist any injunction or decree by any federal, state, or provincial court which prevents the consummation of this Agreement and there shall have not been enacted any statute or regulation which would prevent the consummation of this Agreement. All governmental consents and approvals required for this Agreement shall have been obtained.

               (d) Bring-Down Certificate. Smithway shall have delivered to the Company and the Shareholders a duly signed certificate in substantially the form attached as Exhibit F-2 to the effect that each of the conditions in Sections 6.2(a)-(c) has been satisfied in all respects.

               (e) Opinion of Counsel. Counsel for Smithway shall have delivered to the Company and the Shareholders its written opinion, dated as of the Closing Date, in substantially the form attached as Exhibit G-2 hereto.

               (f) Other Agreements. Smithway shall have executed and delivered the Purchase Agreement, the Trip Lease Agreement, the Assignment and Assumption Agreement, the Lease Agreement, the Equipment Lease, the Fleet Operator Agreement, and each other document required to be executed in connection with this Agreement.


                                    ARTICLE 7
                                 Indemnification

       7.1  Indemnification  by the  Company  and the  Shareholders.  Subject to
Section 8.3, the Company and Shareholders, jointly and severally, shall indemnify, defend, and hold harmless Smithway, SMXC, and their officers, directors, stockholders, employees, agents, and representatives from and against any and all claims, causes of action, suits, Judgments, Taxes, losses, damages, deficiencies, obligations, costs, and expenses including, without limitation, interest, penalties, and fees and costs of investigation and defense, including reasonable fees and expenses of attorneys and other experts (collectively, "Losses") arising out of or otherwise in respect of:

               (a) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of the Company or Shareholders contained in this Agreement or any exhibit, or other document or agreement executed in connection herewith;

               (b) any third-party claims relating to the Business or the Transferred Assets that are not expressly assumed by Smithway under this Agreement and that do not arise from actions of Smithway after Closing;

               (c) any third-party claims not relating to the Transferred Assets or the Business that arise from actions of the Company or Shareholders, regardless of whether such actions are before or after Closing;

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

               (d)    the Excluded Liabilities;

               (e) any Losses arising from the Company's operation of certain Transferred Assets after the Closing in accordance with Section 3.3; and

               (f) any Losses arising from Smithway's collection of Excluded Liabilities under Section 5.14 hereof.

       7.2 Indemnification by Smithway. Smithway shall indemnify, defend, and hold the Company and Shareholders harmless from and against any and all Losses arising out of or otherwise in respect of:

               (a) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of Smithway contained in this Agreement or any exhibit, or other document executed in connection herewith;

               (b) any transaction or claim relating to the operation of Smithway or the Transferred Assets, the factual basis of which transaction or claim arose subsequent to the Closing, (including but not limited to any Loss suffered by the Company as a result of the, Fleet Operator Agreement, Personal Equipment, Lease Agreement, and Equipment Lease); and

               (c)    the Assumed Liabilities.

       7.3 Indemnification  Procedures.  A party seeking  indemnification  under
Section 7.1 or 7.2 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim or commencement of any Proceeding in respect of which indemnification may be sought. The Indemnifying Party may, at its expense, assume the defense of any claim or Proceeding in respect of which indemnification is sought hereunder, and take all steps to settle or defeat any such claims, and to employ counsel to contest any such claims; provided, however, that the Indemnifying Party shall reasonably consider the advice of the Indemnified Party as to the defense of such claims. The Indemnified Party shall have the right to participate at its own expense in such defense, but the control of such litigation or settlement shall remain with the Indemnifying Party. The Indemnified Party shall provide all reasonable cooperation in connection with any such defense. If a party from whom indemnification is sought elects not to undertake the defense thereof or does not do so in a timely fashion, the Indemnified Party shall be entitled to control the defense or settlement of such claim or Proceeding and shall be entitled to indemnity with respect thereto.

       7.4 Set-Off. In addition to all other remedies available to Smithway under this Agreement or by law, Smithway shall be entitled, upon written notice to the Shareholders, to withhold and set-off payments of the Goodwill Amount against Losses actually incurred by it. If such Losses are later determined to be less than the amount withheld and set-off, Smithway shall promptly pay the Shareholders the difference between the amount originally withheld and set-off and the actual amount of the Loss.

                                    ARTICLE 8
                                  Miscellaneous

       8.1     Termination.

               (a) Termination of Agreement. The parties may terminate this Agreement as provided below:

                      (i) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) Smithway may terminate this Agreement by giving written notice to the Company and the Shareholders on or before the Closing, if they are not reasonably satisfied with the results of their continuing business, legal, and accounting due diligence;

                      (iii) Smithway may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing (a) if the Company or the Shareholders has breached any representation, warranty, or covenant contained in this Agreement and the breach has continued after notice to the Company and the Shareholders by Smithway without cure for a period of 10 days or (b) if the Closing shall not have occurred on or before March 31, 1998, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Smithway breaching any representation, warranty, or covenant contained in this Agreement); and

                      (iv) The Company and the  Shareholders  may terminate this
               Agreement by giving written notice to Smithway at any time prior to the Closing (a) in the event Smithway has breached any representation, warranty, or covenant contained in this Agreement, and the breach has continued after notice to Smithway by the Company and the Shareholders without cure for a period of 10 days, or (b) if the Closing shall not have occurred on or before March 31, 1998, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Company or the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

               (b) Effect of Termination. Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of the right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations of Section 8.2 shall survive. However, if this Agreement is terminated by a party because of a breach of the Agreement, of any type, by the other party, the non-defaulting party's right to pursue all legal remedies will survive such termination unimpaired. In addition, the non-defaulting party shall be entitled to collect its expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

       8.2 Costs and Expenses; Fees. Except as provided in Section 8.1(b) with respect to a breach of the Agreement, each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

       8.3 Survival of Representations, Warranties, Covenants, and Agreements. The covenants, agreements, representations, and warranties of Smithway, the Company, and the Shareholders contained in this Agreement or in any document delivered or in connection herewith shall survive the Closing for a period of three years; provided, however, (a) covenants, agreements, representations, and warranties of the Company and the Shareholders relating to tax, environmental, and Employee Benefit Plan matters shall survive until the expiration of the applicable statutes of limitation; (b) the obligations of the Shareholders under
Section 5.5 shall survive for the period specified therein; and (c) representations and warranties concerning the condition of assets in Section 4.3.(f), including representations and warranties as to the condition of the Personal Equipment as contained therein, shall survive the Closing until April 30, 1998.

       8.4 Complete Agreement, etc.. All exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

       8.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided, that Smithway may assign its rights to another subsidiary of SMXC if it desires. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of any party.

       8.6 Waiver. Any term or provision of this Agreement may be waived at any time by a written instrument duly executed by the party entitled to the benefit thereof.

       8.7 Attorneys' Fees. Should any party hereto breach any term of this Agreement, the defaulting party shall pay to the non-defaulting party all reasonable attorneys' fees and other costs and fees incurred by the non-defaulting party in enforcing this Agreement, and such amounts shall be included in any judgment obtained in enforcing this Agreement.

       8.8 Time. Time is of the essence in connection with this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

       8.9 Notices. Any notice, request, demand, waiver, consent, approval, or other communication required or permitted hereunder shall be in writing and deemed given only if (a) delivered personally (including by nationally recognized overnight courier); (b) sent by telecopier and confirmed by certified mail, postage prepaid; or (c) sent by certified mail, postage prepaid, as follows:


If to Smithway:                       With a required copy to:
Mr. William G. Smith, President       Mark A. Scudder, Esq.
Smithway Motor Xpress, Inc.           Scudder Law Firm, P.C.
2031 Quail Avenue                     411 South 13th Street, Suite 200
Fort Dodge, Iowa  50501               Lincoln, Nebraska  68508
Telephone:  515-576-7418              Telephone:  402-435-3223
Fax:  515-576-3304                    Fax:  402-435-4239


If to Shareholders or the Company:    With a required copy to:
Mr. David Stebbins                    Patrick Goetzinger, Esq.
4009 Mountain Shadow Place            Gunderson, Palmer, Goodsell & Nelson, LLP
Rapid City, South Dakota  57702       American Memorial Life Building, 4th Floor
Telephone:  605-343-5152              440 Mt. Rushmore Road
Fax:                                  Rapid City, South Dakota  57709-8045
                                      Telephone:  605-342-1078
                                      Fax:  605-342-9503

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date first received.

       8.10 Cooperation. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement. The Company and the Shareholders specifically agree that they shall endorse, make new applications in Smithway's name, or take any other action required to insure that titles to the Tractors, Trailers, and vehicles included in the Miscellaneous Equipment are re-titled in the name of Smithway or its designee.

     8.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Iowa.

     8.12 Headings, Gender, and Person. All section headings contained in this Agreement are for convenience and reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority, or any other entity.

       8.13 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       8.14 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

       8.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.


               *      *      *       *      *      *      *      *

                         Signatures Follow on Next Page


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               *      *      *       *      *      *      *      *

        This is the signature page for the Asset Purchase Agreement among
           Smithway Motor Xpress, Inc., East West Motor Express, Inc.,
                          and Darwyn and David Stebbins


        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

EAST WEST MOTOR EXPRESS, INC.,               SMITHWAY MOTOR XPRESS, INC.,
a South Dakota corporation                   an Iowa corporation

By:     /S/ DARWYN STEBBINS                  By:    /S/ G. LARRY OWENS
        Darwyn Stebbins, President                  G. Larry Owens,
                                                    Executive Vice President and
                                                    Chief Financial Officer


/S/ DARWYN STEBBINS
Darwyn Stebbins, Individually


/S/ DAVID STEBBINS
David Stebbins, Individually